EXHIBIT 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated August 18, 1997, accompanying the consolidated financial statements of Jaco Electronics, Inc. and Subsidiaries appearing in the 1997 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended June 30, 1997 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".




GRANT THORNTON LLP


Melville, New York
April 6, 1998